Exhibit 99.3

FOR IMMEDIATE RELEASE

ESSEX RENTAL CORP. ANNOUNCES 2008 THIRD QUARTER RESULTS
FOR ITS NEWLY-ACQUIRED OPERATING SUBSIDIARY, ESSEX CRANE RENTAL CORP.,
AND REAFFIRMS FULL YEAR RENTAL EBITDA GUIDANCE

Essex Crane Third Quarter 2008 Financial Highlights

•	Rental revenue for the third quarter of 2008 rose 28.0% to $16.3 million from $12.7 million for the third quarter of 2007
•
Rental EBITDA for the third quarter of 2008 increased 40.9% to $12.0 million, excluding a one time charge of $350,000 associated with the sale of the business to Hyde Park from $8.5 million for the third quarter of 2007

•	Equipment rental revenue backlog rose 21.8% to $37.4 million at September 30, 2008 from $30.7 million at September 30, 2007
•	Management reaffirms full year 2008 Rental EBITDA guidance of approximately $41.1 million, up approximately 12.6% from its initial guidance of $36.5 million

BUFFALO GROVE, IL - November 11, 2008 - Essex Rental Corp. (OTCBB: HYDQ; HYDQW; HYDQU) announced today unaudited financial results for the three and nine month periods ended September 30, 2008. As previously announced, Hyde Park Acquisition Corp. (“Hyde Park”) completed its acquisition of privately held Essex Holdings LLC and its operating subsidiary, Essex Crane Rental Corp. on October 31, 2008. The following financial results are those of the acquired companies (together, “Essex Crane”), and not of Hyde Park which after the acquisition changed its name to Essex Rental Corp.

Essex Crane’s total rental related revenue for the third quarter of 2008, which included revenue from rentals, repair and maintenance, and transportation services (but excludes used rental equipment sales), rose 20.5% to $20.2 million from $16.7 million for the third quarter of 2007. This increase in total rental related revenue was driven primarily by a 28.0% increase in crane rental revenue to $16.3 million for the three months ended September 30, 2008 from $12.7 million in the comparable quarter in 2007. The increase in rental revenue was generated by increases in average monthly rental rates charged for Essex Crane’s equipment. A portion of the increase in rental rates is attributable to Essex Crane’s $22.4 million investment in new heavier lift cranes over the last 12 months to replace older cranes with lighter lift capacity. Essex Crane achieves higher utilization and rental rates with its heavier lifting cranes than their lighter lift predecessors.

The rental utilization ratio (using the more conservative “days” method of calculation) remained relatively level for the quarter ended September 30, 2008 compared to the same period last year. For the quarter ended September 30, 2008, the total number of crane rental days equaled 72.8% of the total available days, compared to 73.6% in the same period last year. The average monthly crane rental rate increased 34.4% to $22,258 for the quarter ended September 30, 2008 versus $16,563 for the same quarter in 2007, primarily due to rental rate increases resulting from Essex Crane’s continuing efforts to optimize its fleet mix through the purchase of new, heavier lift cranes.

Essex Crane’s total cost of revenues (excluding costs associated with used rental equipment sales) was $7.5 million for the quarter ended September 30, 2008, as compared to $8.1 million for the quarter ended September 30, 2007. This 7.3% decrease in total cost of revenues (excluding costs associated with used rental equipment sales) supported a total revenue increase (excluding used equipment sales) of 20.5%. Total cost of revenues (excluding costs associated with used rental equipment sales) as a percentage of total revenues (excluding used rental equipment sales) declined to 37.4% for the third quarter of 2008 from 48.6% for the same prior year period.

Excluding a one time charge of $350,000 associated with the sale of the business to Hyde Park, selling, general and administrative (SG&A) expenses were $2.7 million or 13.5% of total revenues (excluding used rental equipment sales) for the quarter ended September 30, 2008 compared to $2.1 million, or 12.8% for the same quarter last year.

Rental EBITDA, excluding the above mentioned $350,000 one-time charge, increased by 40.9% to $12.0 million from $8.5 million for the third quarter of 2007. Rental EBITDA, which is a non-GAAP financial measure, represents earnings before interest, taxes, depreciation and amortization generated in the ordinary course of business, and does not include the gain on sales of rental equipment. A reconciliation of Rental EBITDA to Income from Operations is included in the financial tables accompanying this release.

Rental revenue backlog rose 21.8% to $37.4 million at September 30, 2008 from $30.7 million at September 30, 2007 reflecting what the Company believes is continued strength in its infrastructure-related end-markets and its leading market position. The Company continues to see strong quoting activity with significant levels of inquiry coming from a diverse group of end markets, including power related construction, wind power generation, refinery and petrochemical facility upgrades, offshore drilling related activities and new bridge construction.

For the nine months ended September 30, 2008, Essex Crane’s total revenues, which included revenue from rentals, repair and maintenance, and transportation services (but excludes used rental equipment sales), increased 22.6% to $57.5 million from $46.9 million for the comparable period of 2007. The increase was primarily driven by a 30.6% increase in rental revenue to $46.0 million from $35.2 million for the comparable period in 2007.

For the nine months ended September 30, 2008, the rental utilization ratio (using the more conservative “days” method) or the total number of crane rental days equaled 72.3% of the total available days, up from 71.0% in the same period last year. The average monthly crane rental rate increased 32.5% to $20,908 for the nine months ended September 30, 2008 versus $15,775 for the same period last year.

Essex Crane’s total cost of revenues (excluding costs associated with used rental equipment sales) was $23.6 million for the nine months ended September 30, 2008 as compared to $23.3 million for the nine months ended September 30, 2007. Total costs of revenues (excluding costs associated with used rental equipment sales) as a percentage of total revenues (excluding used rental equipment sales) declined to 41.0% for the nine months ended September 30, 2008 from 49.8% for the same period last year.

Excluding one time charges of $1,000,000 associated with the sale of the business to Hyde Park, total SG&A expenses increased by 17.1% to $8.1 million, representing 14.1% of total revenues (excluding used rental equipment sales), for the nine months ended September 30, 2008 compared to $6.9 million, or 14.7% of total revenues (excluding used rental equipment sales) for the same period last year.

Rental EBITDA excluding the aforementioned one time $1,000,000 charge increased by 41.4% to $32.2 million for the nine months ended September 2008 versus $22.8 million for the same period ended September 2007. Full year 2008 Rental EBITDA guidance of approximately $41.1 million is expected to be an increase of approximately 37.5% or $11.2 million, over 2007 Rental EBITDA of $29.9 million, adjusted for public company expenses.

During the first nine months of 2008, Essex Crane sold 20 older, lighter lift cranes to either overseas concerns or domestic fixed operators. The Company continues to see the relationship between the sales price of this equipment and the orderly liquidation value of the assets exceed the Company’s historic experience. Concurrent with these sales, the Company has taken delivery of $16.7 million of new, heavier lift equipment in 2008.

Ron Schad, President and CEO of the Company, commented, “We are very excited to be a publicly traded company and are also looking forward to completing our listing on the NASDAQ Capital Market, which we expect to take place over the next few weeks. The results for Essex Crane through the first nine months of 2008 reflect the continued strength of our end markets, the validity of our strategy to populate our fleet with higher lifting capacity equipment, which has historically produced higher monthly average rental rates and higher utilization rates, and the sustainability of our business model. As we approach the end of the year, demand from our primary end markets and contract-related activity remain robust. We are encouraged by the increased national discussion about a federal fiscal stimulus program focused on infrastructure spending to address the country’s current economic challenges. Such a program would create even greater demand for Essex’s rental fleet.”

Common Stock and/or Warrant Repurchase

As previously announced, the Company’s board of directors has approved a $12 million open market common stock and/or warrant buyback program, which was implemented following the October 31st closing of the Essex Crane acquisition. The stock and/or warrant buyback is not expected to impact the Company’s planned strategy to continue to invest capital and reposition its fleet towards higher lifting capacity rate equipment.

Conference Call

The Company’s management team will conduct a conference call to discuss the financial results at 9:00 a.m. ET on November 12, 2008. Interested parties may participate in the call by dialing 706-902-1803. Please call in 10 minutes before the call is scheduled to begin, and ask for the Essex call (conference ID# 72458762).

The conference call will also be webcast live and will be accessible at: http://event.meetingstream.com/r.htm?e=126212&s=1&k=F48D23146767C44444079A387AF8F7E2. The webcast archive will be available for 90 days.

About Essex Rental Corp.
Headquartered in Chicago, Essex Rental Corp. is one of North America's largest providers of lattice-boom crawler crane and attachment rental services. With over 350 cranes and attachments in its fleet, Essex supplies cranes for construction projects related to power generation, petro-chemical, refineries, water treatment & purification, bridges, highways, hospitals, shipbuilding, offshore oil fabrication, industrial plants and commercial construction.

This press release contains statements which constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent and belief or current expectations of the Company and its management team. These statements may be identified by the use of words like “anticipate”, “believe”, “estimate”, “expect”, “intend”, “may”, “plan”, “will”, “should”, “seek” and similar expressions. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements. Important factors that could cause actual results to differ materially from the Company’s expectations include, without limitation, the continued ability of the Companyto successfully execute its business plan, demand for the products and services the Company provides, general economic conditions, geopolitical events and regulatory changes, as well as other relevant risks detailed in filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

This press release includeds references to Rental EBITDA, an unaudited financial measures of performance which is not calculated in accordance with generally accepted accounting principles, or GAAP. While management believes that the presentation of Rental EBITDA serves to enhance understanding of Essex Crane’s operating performance, Rental EBITDA should be considered in addition to, but not as substitutes for, or more meaningful than, income from operations, the most directly comparable GAAP measures, as an indicator of Essex Crane’s operating performance. Rental EBITDA has been presented as a supplemental disclosure because EBITDA is a widely used measure of performance and basis for valuation. A reconciliation of Rental EBITDA to income from operations is included in the financial tables accompanying this release.

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CONTACT:	-OR-	INVESTOR RELATIONS:
Essex Rental Corp.		The Equity Group Inc.
Martin Kroll		Melissa Dixon
Senior Vice President and Chief Financial Officer		Senior Account Executive
(847) 215-6502 / mkroll@essexcrane.com		(212) 836-9613 / mdixon@equityny.com
Devin Sullivan
Senior Vice President
(212) 836-9608 / dsullivan@equityny.com

Essex Holdings, LLC and Subsidiary
Consolidated Statement of Operations Information
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenue
Equipment rental	$16,276,398	$12,711,098	$45,968,559	$35,191,861
Used rental equipment sales	1,915,000	5,414,800	6,709,034	8,152,468
Transportation	1,989,125	2,607,798	6,177,380	6,381,390
Equipment repairs and maintenance	1,902,526	1,422,362	5,373,816	5,329,032
Total revenue	22,083,049	22,156,058	64,228,789	55,054,751

Cost of Revenues
Salaries, payroll taxes and benefits	1,979,188	1,889,795	5,905,781	5,488,018
Depreciation	2,071,199	2,038,512	6,212,574	6,005,102
Net book value of rental equipment sold	888,127	3,606,633	3,186,106	4,720,646
Transportation	1,774,788	2,100, 021	5,248,177	4,874,354
Equipment repair and maintenance	1,287,578	1,723,060	4,869,564	5,620,377
Yard operating expenses	428,120	386,830	1,337,341	1,349,444
Total cost of revenues	8,429,000	11,744,851	26,759,543	28,057,941

Gross Profit	13,654,049	10,411,207	37,469,246	26,996,810

Selling, general and administrative expenses*	3,074,846	2,142,360	8,994,336	6,816,021
Other depreciation and amortization	31,531	33,840	98,479	96,769
Income from operations	$10,547,672	$8,235,007	$28,376,431	$20,084,020

Rental EBITDA	$11,623,529	$8,499,192	$31,164,556	$22,754,069
Total EBITDA	$12,650,402	$10,307,359	$34,687,484	$26,185,891

Total revenue	22,083,049	22,156,058	64,228,789	55,054,751
Less: Proceeds of equipment sales	(1,915,000)	(5,414,800)	(6,709,034)	(8,152,468)
Total rental related revenue	20,168,049	16,741,258	57,519,755	46,902,283

Total cost of revenues	8,429,000	11,744,851	26,759,543	28,057,941
Net book value of rental equipment sold	(888,127)	(3,606,633)	(3,186,106)	(4,720,646)
Total cost of revenues (excl. equip. sales)	7,540,873	8,138,218	23,573,437	23,337,295
As a % of total rental related revenue	37.4%	48.6%	41.0%	49.8%

Selling, general and administrative expenses*	3,074,846	2,142,360	8,994,336	6,816,021
Other depreciation and amortization	31,531	33,840	98,479	96,769
Total selling, general and administrative expenses	3,106,377	2,176,200	9,092,815	6,912,790
As a % of total rental related revenue	15.4%	13.0%	15.8%	14.7%

Essex Holdings, LLC and Subsidiary
Consolidated Statement of Operations Information
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

Average crane rental rate per month	$22,258	$16,563	$20,908	$15,775

Utilization Statistics - Cranes
“Days” Method Utilization	72.8%	73.6%	72.3%	71.0%
“Hits Method Utilization	76.7%	78.2%	77.1%	75.6%
(See definitions in the proxy statement filed with SEC)
Rental revenue backlog (12 months forward)			$37,400,000	$30,700,000
Rental revenue backlog at December 31, 2007			$39,700,000

* Selling, general and administrative expenses are for the Company under its current ownership structure and accordingly do not include future public company expenses which have been estimated to equal $2.25 million annually or $562,500 per quarter. However, selling, general and administrative expenses include combined management fees to the majority owner and one time expenses associated with the sale of the Company to Hyde Park. Management fees were $125,000 and $100,000 for the three months ended September 30, 2008 and 2007, respectively and $375,000 and $300,000 for the nine months ended September 30, 2008 and 2007, respectively.

Reconciliation of Income from Operations
to Total EBITDA and Rental EBITDA
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

Income from Operations	$10,547,672	$8,235,007	$28,376,431	20,084,020
Add: Depreciation	2,071,199	2,038,512	6,212,574	6,005,102
Add: Other depreciation and amortization	31,531	33,840	98,479	96,769
Total EBITDA	12,650,402	10,307,359	34,687,484	26,185,891
Minus: Used rental equipment sales	(1,915,000)	(5,414,800)	(6,709,034)	(8,152,468)
Add: Net book value of rental equipment sold	888,127	3,606,633	3,186,106	4,720,646
Rental EBITDA	$11,623,529	$8,499,192	$31,164,556	22,754,069

Guidance for the Year Ending December 31, 2008

Income from Operations	$38,200,000
Add: Depreciation	8,300,000
Add: Other depreciation and amortization	130,000
Total EBITDA	46,630,000
Minus: Used rental equipment sales	10,400,000
Add: Net book value of rental equipment sold	4,870,000
Rental EBITDA (1)	$41,100,000